Exhibit 99.1

Dorian LPG Ltd. Announces Second Quarter Fiscal Year 2024 Financial Results

Stamford, CT –November 2, 2023– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended September 30, 2023.

Key Recent Development

●	Declared an irregular cash dividend totaling $40.6 million to be paid on or about November 2, 2023.

Highlights for the Second Quarter Fiscal Year 2024

●	Revenues of $144.7 million.

●	Time Charter Equivalent (“TCE”)(1) rate per operating day for our fleet of $65,128.

●	Net income of $76.5 million, or $1.89 earnings per diluted share (“EPS”), and adjusted net income(1) of $75.0 million, or $1.85 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $104.6 million.

●	Declared and paid an irregular cash dividend totaling $40.6 million in September 2023.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Following record adjusted EBITDA in the quarter, we declared our ninth dividend  demonstrating our commitment to creating shareholder value, while maintaining sensible leverage levels and flexibility for fleet renewal. With an increasingly uncertain world outlook we remain focused on the safety of our dedicated seafarers, supported by our experienced shoreside staff, as they provide a critical energy product to the world with, a safe, reliable, clean and trouble free transportation service.”

Second Quarter Fiscal Year 2024 Results Summary

Net income amounted to $76.5 million, or $1.89 per diluted share, for the three months ended September 30, 2023, compared to $20.3 million, or $0.51 per diluted share, for the three months ended September 30, 2022.

Adjusted net income amounted to $75.0 million, or $1.85 per diluted share, for the three months ended September 30, 2023, compared to adjusted net income of $17.2 million, or $0.43 per diluted share, for the three months ended September 30, 2022. Adjusted net income for the three months ended September 30, 2023 is calculated by adjusting net income for the same period to exclude an unrealized gain on derivative instruments of $1.6 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $57.8 million increase in adjusted net income for the three months ended September 30, 2023, compared to the three months ended September 30, 2022, is primarily attributable to increases of $68.7 million in revenues, $1.3 in realized gain on derivatives and $1.2 million in interest income and a reduction of $1.7 million in interest and finance costs; partially offset by increases of $6.7 million in charter hire expenses, $5.4 million in general and administrative expenses, $3.4 million in vessel operating expenses, and $1.1 million in depreciation and amortization.

The TCE rate per operating day for our fleet was $65,128 for the three months ended September 30, 2023, a 60.3% increase from $40,632 for the same period in the prior year, driven by higher spot rates and reduced bunker prices. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 90.7% during the three months ended September 30, 2022 to 96.5% during the three months ended September 30, 2023.

Vessel operating expenses per day increased to $10,858 for the three months ended September 30, 2023 compared to $9,541 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $144.7 million for the three months ended September 30, 2023, an increase of $68.7 million, or 90.5%, from $76.0 million for the three months ended September 30, 2022 primarily due to an increase in average TCE rates, fleet utilization, and fleet size. Average TCE rates increased by $24,496 per operating day from $40,632 for the three months ended September 30, 2022 to $65,128 for the three months ended September 30, 2023, primarily due to higher spot rates and lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $121.007 during the three months ended September 30, 2023 compared to an average of $66.710 for the three months ended September 30, 2022. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $840 during the three months ended September 30, 2022, to $625 during the three months ended September 30, 2023. Our fleet utilization increased from 90.7% during the three months ended September 30, 2022 to 96.5% during the three months ended September 30, 2023. Our available days increased from 2,024 for the three months ended September 30, 2022 to 2,284 for the three months ended September 30, 2023 due to three additional vessels in our fleet, slightly offset by one vessel being in drydock for part of the period.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $12.1 million and $5.4 million for the three months ended September 30, 2023 and 2022, respectively. The increase of $6.7 million, or 125.2%, was mainly caused by an increase in the number of chartered-in days from 184 for the three months ended September 30, 2022 to 416 for the three months ended September 30, 2023.

Vessel Operating Expenses

Vessel operating expenses were $21.0 million during the three months ended September 30, 2023, or $10,858 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. The increase of $3.4 million, or 19.5% from $17.6 million for the three months ended September 30, 2022 was partially due to an increase in operating expenses per vessel per calendar day along with an increase of calendar days for our fleet from 1,840 during the three months ended September 30, 2022 to 1,932 during the three months ended September 30, 2023 days resulting from the delivery of our dual-fuel VLGC Captain Markos in March 2023. The increase of $1,317 per vessel per calendar day, from $9,541 for the three months ended September 30, 2022 to $10,858 per vessel per calendar day for the three months ended September 30, 2023 was primarily the result of increases of $455 per vessel per calendar day for spares and stores, $257 per vessel per calendar day for miscellaneous expenses excluding coolant costs, and $206 per vessel per calendar day for repairs and maintenance. Of the $1,317 per day increase during the three months ended September 30, 2023, $459 was related to non-capitalizable drydocking-related expenses. Without the effect of those costs, operating expenses per day increased $858.

General and Administrative Expenses

General and administrative expenses were $13.6 million for the three months ended September 30, 2023, an increase of $5.4 million, or 66.1%, from $8.2 million for the three months ended September 30, 2022 and was driven by an increase of $2.7 million in cash bonuses resulting from differences in the timing of the approvals of cash bonuses to certain employees in the periods ended September 30, 2023 and 2022 along with increases of $2.4 million in stock-based compensation and $0.3 million in employee-related costs and benefits for the three months ended September 30, 2023.

Interest and Finance Costs

Interest and finance costs amounted to $10.3 million for the three months ended September 30, 2023, a decrease of $1.7 million, or 14.0%, from $12.0 million for the three months ended September 30, 2022. The decrease of $1.7 million during this period was mainly due to reductions of $3.7 million in amortization of financing costs (due to accelerated amortization for the refinancing of our long-term debt in the prior period) and $0.6 million in loan expenses, partially offset by an increase of $1.9 million in interest incurred on our long-term debt and a reduction of $0.7 million in capitalized interest. The increase in interest on our long-term debt was driven by an increase in average interest rates due to rising Secured Overnight Financing Rate (“SOFR”) on our floating-rate long-term debt, partially offset by a decrease in average indebtedness, excluding deferred financing fees, from $702.4 million for the three months ended September 30, 2022 to $645.0 million for the three months ended September 30, 2023. As of September 30, 2023, the outstanding balance of our long-term debt, net of deferred financing fees of $5.6 million, was $631.5 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to $1.6 million for the three months ended September 30, 2023, compared to a gain of $3.1 million for the three months ended September 30, 2022. The $1.5 million reduction is attributable to changes in forward SOFR yield curves and reductions in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives amounted to $1.9 million for the three months ended September 30, 2023, compared to a realized gain of $0.6 million for the three months ended September 30, 2022. The favorable $1.3 million difference is due to an increase in floating SOFR resulting in the realized gain on our interest rate swaps.

Fleet

The following table sets forth certain information regarding our fleet as of October 26, 2023.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	2007	—	—	Pool(4)	—
Comet	84,000	Hyundai	2014	X	S	Pool(4)	—
Corsair(3)	84,000	Hyundai	2014	X	S	Time Charter(6)	Q4 2024
Corvette	84,000	Hyundai	2015	X	S	Pool(4)	—
Cougar(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q1 2025
Concorde	84,000	Hyundai	2015	X	S	Time Charter(7)	Q1 2024
Cobra	84,000	Hyundai	2015	X	—	Pool(4)	—
Continental	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q4 2023
Constitution	84,000	Hyundai	2015	X	S	Pool(4)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q1 2024
Cresques(3)	84,000	Daewoo	2015	X	S	Pool-TCO(5)	Q2 2025
Constellation	84,000	Hyundai	2015	X	S	Pool(4)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q4 2023
Clermont	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q4 2023
Cratis(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Chaparral(3)	84,000	Hyundai	2015	X	—	Pool-TCO(5)	Q2 2025
Copernicus(3)	84,000	Daewoo	2015	X	S	Pool(4)	—
Commander	84,000	Hyundai	2015	X	S	Pool(4)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(5)	Q3 2026
Caravelle(3)	84,000	Hyundai	2016	X	S	Pool(4)	—
Captain Markos(3)	84,000	Kawasaki	2023	X	DF	Pool(4)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai	2020	X	S	Pool(4)	—
HLS Citrine(9)	86,090	Hyundai	2023	X	DF	Pool(4)	—
HLS Diamond(10)	86,090	Hyundai	2023	X	DF	Pool(4)	—
Cristobal(11)	86,980	Hyundai	2023	X	DF	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2025.
(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(11)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.

Market Outlook & Update

Both propane and butane prices increased in Northwest (“NW”) Europe and in Northeast (“NE”) Asia in the third calendar quarter of 2023 (“Q3 2023”) compared to the second calendar quarter of 2023 (“Q2 2023”). Higher Brent prices drove increased commodity prices, with propane prices in NW Europe rising from approximately $452 per metric ton on average in Q2 2023 to over $520 per metric ton in Q3 2023. Eastern propane prices saw an even larger rise increasing from an average of $530 per metric ton in Q2 2023 to $634 per metric ton in Q3 2023. Butane prices in NE Asia and NW Europe followed a similar trend .

Natural gas liquids production in the U.S. continued to rise and inventory levels of both propane and butane grew during the third quarter of  2023. U.S. exports improved sequentially to approximately 14.7 million metric tons (“mmt”) in Q3 2023 compared to 14.6 mmt in Q2 2023. For the January – September period of 2023, LPG exports increased to 43.5 mmts, compared to 38.6 mmt for the same period in 2022. The increase in both production and inventories drove a decline in LPG prices relative to West Texas Intermediate (“WTI”) during the September 30 quarter compared to the June 30 quarter. Propane Mt Belvieu prices averaged 35% of WTI in Q3 2023 compared to 39% of WTI in Q2 2023. Butane averaged 42% of WTI in Q3 2023 vs 44% of WTI in the previous quarter.

Saudi Arabia, deepened its crude oil production cuts, dropping to around nine million barrels per day (“mmb/d") of crude oil compared to an average of 10.1 mmb/d in Q2 2023. Consequently, LPG supply and exports were reduced in total to 1.7 mmt in Q3 2023 compared to 2.6 mmt in Q2 2023. Overall, global LPG seaborne supply is estimated to have fallen in Q3 2023 by approximately 1.5 mmt when compared to Q2 2023, driven by a rise in supply seen in Q2 2023. However, global exports are up 14% to 98.5 mmt for the January – September period of 2023, compared to 86.6 mmt for the same period in 2022.

LPG continued to show a strong advantage vs naphtha in NW Europe, with the propane-naphtha spread remaining over minus $100 per metric ton. However, global petrochemical demand remained subdued with margins averaging negative values both East and West for propane and butane. Naphtha continued to show weaker margins than LPG and hence LPG’s advantage over naphtha resulted in continued consumption of LPG into steam crackers despite the negative margins. PDH margins worsened throughout the quarter falling from an average variable margin of $141 per metric ton in Q2 2023 to -$47 per metric ton in Q3 2023. As a result, many PDH plants lowered their operating rates and overall Chinese imports of LPG subsided in Q3 2023 compared to the previous quarter.

The largest influence on the LPG trade in Q3 2023 was the shipping market where the Baltic VLGC index continued to strengthen from an average of around $95.7 per metric ton in Q2 2023 to around $121.1 per metric ton in Q3 2023, with volatility reaching record levels in 2023. The continuously tight VLGC supply/demand balance, strong arbs, and  logistical constraints have kept the freight rates consistently above the five-year highs for the period.

Approximately 12 new VLGCs were added during Q3 2023, without causing a downward freight dynamic. High freight rates, continued Panama Canal delays and high slot bidding seen throughout Q3 2023 led many market players to redirect vessels around the Cape of Good Hope.

Currently the VLGC orderbook stands at approximately 18% of the current global fleet. An additional 68 VLGCs equivalent to roughly 6.1 million cbm of carrying capacity are expected to be added to the global fleet by calendar year 2027. The average age of the global fleet is now approximately 10.3 years old. The projected delivery schedule is evenly spaced, with about 16-17 VLGCs per year going forward. Against the backdrop of 33 VLGCs delivered year to date with firm freight rates, and anticipated production growth in North American Natural Gas Liquids, the absorption of the future orderbook appears less formidable than in past industry cycles.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Statement of Operations Data
Revenues	$144,698,462	$75,968,187	$256,261,369	$152,791,909
Expenses
Voyage expenses	1,221,228	1,367,618	1,519,611	2,143,163
Charter hire expenses	12,068,419	5,358,333	22,615,229	10,760,478
Vessel operating expenses	20,977,119	17,554,707	40,819,505	34,622,620
Depreciation and amortization	17,045,919	15,937,420	33,701,236	31,747,198
General and administrative expenses	13,578,648	8,176,031	22,796,785	17,589,170
Total expenses	64,891,333	48,394,109	121,452,366	96,862,629
Other income—related parties	680,950	563,738	1,301,383	1,155,540
Operating income	80,488,079	28,137,816	136,110,386	57,084,820
Other income/(expenses)
Interest and finance costs	(10,314,881)	(11,997,163)	(20,718,730)	(19,955,717)
Interest income	2,030,752	767,211	3,720,972	1,175,489
Unrealized gain on derivatives	1,560,594	3,092,845	4,419,868	5,547,079
Realized gain on derivatives	1,928,217	644,195	3,775,981	593,811
Other gain/(loss), net	819,904	(333,439)	925,325	713,703
Total other income/(expenses), net	(3,975,414)	(7,826,351)	(7,876,584)	(11,925,635)
Net income	$76,512,665	$20,311,465	$128,233,802	$45,159,185
Earnings per common share—basic	1.90	0.51	3.19	1.13
Earnings per common share—diluted	$1.89	$0.51	$3.18	1.12
Financial Data
Adjusted EBITDA(1)	$104,564,452	$46,249,336	$179,414,324	$93,120,410
Fleet Data
Calendar days(2)	1,932	1,840	3,843	3,660
Time chartered-in days(3)	416	184	780	366
Available days(4)	2,284	2,024	4,503	4,026
Operating days(5)(8)	2,203	1,836	4,378	3,756
Fleet utilization(6)(8)	96.5%	90.7%	97.2%	93.3%
Average Daily Results
Time charter equivalent rate(7)(8)	$65,128	$40,632	$58,187	$40,109
Daily vessel operating expenses(9)	$10,858	$9,541	$10,622	$9,460

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income	$76,512,665	$20,311,465	$128,233,802	$45,159,185
Interest and finance costs	10,314,881	11,997,163	20,718,730	19,955,717
Unrealized gain on derivatives	(1,560,594)	(3,092,845)	(4,419,868)	(5,547,079)
Realized gain on interest rate swaps	(1,928,217)	(644,195)	(3,775,981)	(593,811)
Stock-based compensation expense	4,179,798	1,740,328	4,956,405	2,399,200
Depreciation and amortization	17,045,919	15,937,420	33,701,236	31,747,198
Adjusted EBITDA	$104,564,452	$46,249,336	$179,414,324	$93,120,410

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., commercial waiting, repositioning following drydocking, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except operating days)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Numerator:
Revenues	$144,698,462	$75,968,187	$256,261,369	$152,791,909
Voyage expenses	(1,221,228)	(1,367,618)	(1,519,611)	(2,143,163)
Time charter equivalent	$143,477,234	$74,600,569	$254,741,758	$150,648,746

Pool adjustment*	—	—	895,272	(514,015)
Time charter equivalent excluding pool adjustment*	$143,477,234	$74,600,569	$255,637,030	$150,134,731

Denominator:
Operating days	2,203	1,836	4,378	3,756
TCE rate:
Time charter equivalent rate	$65,128	$40,632	$58,187	$40,109
TCE rate excluding pool adjustment*	$65,128	$40,632	$58,391	$39,972

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Six months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Company Methodology:
Operating Days	2,203	1,836	4,378	3,756
Fleet Utilization	96.5%	90.7%	97.2%	93.3%
Time charter equivalent rate	$65,128	$40,632	$58,187	$40,109

Alternate Methodology:
Operating Days	2,284	2,021	4,502	4,009
Fleet Utilization	100.0%	99.9%	100.0%	99.6%
Time charter equivalent rate	$62,818	$36,913	$56,584	$37,578

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net income	$76,512,665	$20,311,465	$128,233,802	$45,159,185
Unrealized gain on derivatives	(1,560,594)	(3,092,845)	(4,419,868)	(5,547,079)
Adjusted net income	$74,952,071	$17,218,620	$123,813,934	$39,612,106

Earnings per common share—diluted	$1.89	$0.51	$3.18	$1.12
Unrealized gain on derivatives	(0.04)	(0.08)	(0.11)	(0.13)
Adjusted earnings per common share—diluted	$1.85	$0.43	$3.07	$0.99

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	September 30, 2023	March 31, 2023
Assets
Current assets
Cash and cash equivalents	$192,044,128	$148,797,232
Trade receivables, net and accrued revenues	1,010,622	3,282,256
Due from related parties	65,985,317	73,070,095
Inventories	2,684,640	2,642,395
Prepaid expenses and other current assets	15,684,776	8,507,007
Total current assets	277,409,483	236,298,985
Fixed assets
Vessels, net	1,238,427,422	1,263,928,605
Other fixed assets, net	—	48,213
Total fixed assets	1,238,427,422	1,263,976,818
Other non-current assets
Deferred charges, net	12,278,747	8,367,301
Derivative instruments	13,698,413	9,278,544
Due from related parties—non-current	25,300,000	20,900,000
Restricted cash—non-current	74,519	76,418
Operating lease right-of-use assets	207,234,723	158,179,398
Available-for-sale securities	9,518,211	11,366,838
Other non-current assets	83,418	469,227
Total assets	$1,784,024,936	$1,708,913,529
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$12,451,265	$10,807,376
Accrued expenses	5,095,067	5,637,725
Due to related parties	17,397	168,793
Deferred income	2,316,452	208,558
Current portion of long-term operating lease liabilities	31,471,560	23,407,555
Current portion of long-term debt	53,324,694	53,110,676
Dividends payable	640,770	1,255,861
Total current liabilities	105,317,205	94,596,544
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	578,167,289	604,256,670
Long-term operating lease liabilities	175,777,685	134,782,483
Other long-term liabilities	1,453,542	1,431,510
Total long-term liabilities	755,398,516	740,470,663
Total liabilities	860,715,721	835,067,207
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,955,408 and 51,630,593 shares issued, 40,607,892 and 40,382,730 shares outstanding (net of treasury stock), as of September 30, 2023 and March 31, 2023, respectively	519,554	516,306
Additional paid-in-capital	769,336,449	764,383,292
Treasury stock, at cost; 11,347,516 and 11,247,863 shares as of September 30, 2023 and March 31, 2023, respectively	(125,670,534)	(122,896,838)
Retained earnings	279,123,746	231,843,562
Total shareholders’ equity	923,309,215	873,846,322
Total liabilities and shareholders’ equity	$1,784,024,936	$1,708,913,529

Conference Call

A conference call to discuss the results will be held on Thursday, November 2, 2023 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-855-327-6837, or for international callers, 1-631-891-4304, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 10022682. The replay will be available until November 9, 2023, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG's fleet currently consists of twenty-five modern VLGCs, including four dual-fuel LPG vessels. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.